EXHIBIT 99.1

NEWS RELEASE

AMERICAN EAGLE

OUTFITTERS

Reports Record EPS of $0.66 for Fourth Quarter 2006, a 40% Increase, and

Record Annual EPS of $1.70, a 35% Increase

Warrendale, PA, March 7, 2007 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that earnings for the 14 weeks ended February 3, 2007 increased 40% to $0.66 per diluted share from $0.47 per diluted share for the 13 week period ended January 28, 2006. For the 53 week period ended February 3, 2007, earnings per share increased 35% to $1.70 from $1.26 per diluted share for the 52 weeks ended January 28, 2006.

"Fiscal 2006 was a remarkable year, as it was our third consecutive year of positive comparable store sales growth and record operating margins," stated CEO Jim O'Donnell. "Our financial performance reflects the strength of the AE brand, the depth of talent within our teams, and company-wide commitment to disciplined operational execution. I am particularly proud of our success this year in sustaining strong profitability, while enhancing our core AE brand and launching key growth vehicles, aerie and MARTIN + OSA. For 2007, we remain focused on delivering profitable growth, while expanding our lifestyle brands and investing in systems to drive further advances in productivity."

Fourth Quarter Results

Total sales for the 14 weeks ended February 3, 2007 increased 27% to $973.4 million compared to $769.1 million for the 13 week period ended January 28, 2006. Due to the 53rd week in fiscal 2006, fourth quarter comparable store sales are compared to the 14 week period ended February 4, 2006. On this basis, the company delivered a comparable store sales increase of 14%.

Gross profit for the fourth quarter increased to $466.5 million, or 47.9% as a percent to sales, from $356.5 million, or 46.3% as a percent to sales last year. Gross profit as a percent to sales improved by 160 basis points, reflecting a higher merchandise margin and the leveraging of rent.

Selling, general & administrative expenses reflect the company's investments in talent, brand building and the development of new concepts. Fourth quarter SG&A expenses of $217.7 million were 22.4% as a percent to sales. This compared to $164.2 million, or 21.3% as a percent to sales last year. Incentive compensation, including stock option expense of approximately 90 basis points, contributed to the increase in SG&A as a percent to sales. Additionally, the company continued to absorb incremental expenses related to MARTIN + OSA, representing approximately 20 basis points of SG&A de-leveraging.

Operating income for the quarter increased 31% to $226.8 million from $173.3 million last year. As a percent to sales, operating income increased to 23.2%, a 70 basis points improvement compared to 22.5% last year.

Other income for the fourth quarter was $16.1 million compared to $5.3 million last year. The increase reflected a larger investment balance, as well as a higher yield compared to last year.

2006 Annual Results

Total sales for the 53 weeks ended February 3, 2007 increased 20% to $2.794 billion from $2.322 billion for the 52 week period ended January 28, 2006. Due to the 53rd week in fiscal 2006, annual comparable store sales are compared to the 53 week period ended February 4, 2006. On this basis, comparable store sales increased 12% for the year.

Gross profit for the year increased to $1.340 billion, or 48.0% as a percent to sales, from $1.078 billion, or 46.4% as a percent to sales last year. Gross profit as a percent to sales improved 160 basis points, reflecting a higher merchandise margin and the leveraging of rent.

Selling, general & administrative expenses reflect the company's investments in talent, brand building and the development of new concepts. For the year, SG&A expenses of $665.6 million were 23.8% as a percent to sales. This compared to $540.3 million, or 23.2% as a percent to sales last year. Incentive compensation, including stock option expense of approximately 40 basis points, contributed to the increase in SG&A as a percent to sales. Additionally, the company continued to absorb incremental expenses related to MARTIN + OSA, representing approximately 40 basis points of SG&A de-leveraging.

Operating income for the year increased 28% to $586.8 million from $458.7 million last year. As a percent to sales, operating income increased to 21.0%, a 120 basis point improvement compared to 19.8% last year.

Other income for the year was $42.3 million compared to $18.3 million last year. The increase reflected a larger investment balance, as well as a higher yield compared to last year.

Growth Strategies Advance

In January, the company announced that it will accelerate the expansion of aerie by American Eagle with the opening of at least 15 stand-alone locations in 2007. Launched in September, the new intimates sub-brand, featuring a full line of undies, bras and dorm-wear, is designed to be sweetly-sexy. The brand has been met with strong customer acceptance. The company's expansion plans are based on the positive results of three aerie stand-alone test stores. If new stores continue to perform as well as the test stores, aerie could be a 350+ store chain by 2012.

In the fourth quarter, American Eagle opened eight new AE stores and remodeled 20 locations. In 2006, 42 new AE stores opened and 65 remodels were completed. Together with five new MARTIN + OSA stores, and three new aerie stand-alone test stores, total gross square footage increased 8% for the year.

In 2007, the company plans to open 45 to 50 AE stores, at least 15 aerie stand-alone stores and approximately 12 new MARTIN + OSA stores. Additionally, approximately 45 AE store remodels are planned, which combined with new store openings will generate total 2007 square footage growth of approximately 10%.

Capital Expenditures

For fiscal 2006, capital expenditures totaled $226 million, which included investments in new and remodeled stores, new Pittsburgh headquarters, a new data center and the expansion of the company's Kansas distribution center. For fiscal year 2007, management expects capital expenditures to be approximately $240 million, related to continued real estate expansion and upgrades, new headquarters, investments in information technology, including a new point of sale system, as well as the completion of its Kansas distribution facility.

Stock Repurchase

During the quarter, the company completed the repurchase of 2.3 million shares of common stock for approximately $70.2 million. For the year, the company repurchased 5.3 million shares of common stock for approximately $146.5 million.

On March 6th, 2007, the company's Board of Directors authorized an additional 7 million shares for its repurchase program.

First Quarter Guidance

At this time, management is establishing first quarter earnings guidance of $0.31 to $0.33 per share, compared to $0.28 per share last year.

February Sales

In a separate release this morning, the company announced a February comparable store sales increase of 6%. To listen to the recorded sales commentary, please call 800-642-1687, conference code 3282124#.

Conference Call Information

At 9:00 a.m. Eastern Time, on March 7, 2007, the company's management team will host a conference call to review the financial results. To listen to the call, dial 1-877-601-0864 five to seven minutes prior to the scheduled start time. The conference call will also be simultaneously broadcast over the Internet at www.ae.com or www.streetevents.com. Anyone unable to listen to the call can access a replay beginning March 7, 2007 at 12:00 p.m. Eastern Time through March 21, 2007. To listen to the replay, dial 1-800-642-1687 and reference confirmation code 4821967#. An audio replay of the conference call will also be available at www.ae.com.

* * * *

About American Eagle Outfitters:

American Eagle Outfitters, Inc. (Nasdaq: AEOS) is a leading retailer that operates under the American Eagle Outfitters and MARTIN + OSA brands.

American Eagle Outfitters designs, markets and sells its own brand of laidback, current clothing targeting 15 to 25 year-olds, providing high-quality merchandise at affordable prices. AE's original collection includes standards like jeans and graphic Ts as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle currently operates 834 stores in 50 states, the District of Columbia and Puerto Rico, and 72 AE stores in Canada. American Eagle also operates ae.com, which offers additional sizes and styles of favorite AE merchandise and ships around the world. The American Eagle brand also includes a new collection of dormwear and intimates, "aerie by American Eagle." aerie is available in American Eagle stores across the country and at aerie.com. It includes bras, undies, camis, hoodies, robes, boxers, sweats and leggings for the AE girl. Designed to be sweetly sexy, comfortable and cozy, aerie offers AE customers a new way to express their personal style everyday, from the dormroom to the coffee shop to the classroom.

The company introduced MARTIN + OSA, a new sportswear concept targeting 25 to 40 year-old women and men. MARTIN + OSA carries apparel, accessories and footwear, using denim and sport inspiration to design fun and sport back into sportswear. MARTIN + OSA currently operates six stores. For additional information and updates, visit martinandosa.com.

* * * *

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding first quarter sales and earnings, real estate, aerie, and MARTIN + OSA. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risk that first quarter sales, markdowns and/or earnings expectations may not be achieved, real estate, aerie and MARTIN + OSA growth may not occur as planned and those other risks described in the Risk Factor Section of the Company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

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AMERICAN EAGLE OUTFITTERS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands)

	February 3,	January 28,
	2007	2006

	(Unaudited)
ASSETS
Cash, cash equivalents and short-term investments	$827,113	$751,518
Merchandise inventory	263,644	210,739
Other current assets	107,497	102,341
Assets held for sale	-	12,183

Total current assets	1,198,254	1,076,781

Property and equipment, net	481,645	345,518
Goodwill, net	9,950	9,950
Long-term investments	251,644	145,774
Other assets, net	45,991	27,626

Total Assets	$1,987,484	$1,605,649

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$171,150	$139,197
Accrued compensation and payroll taxes	58,371	48,050
Accrued rent	57,543	52,506
Accrued income and other taxes	87,780	43,273
Unredeemed stored value cards and gift certificates	54,554	43,045
Current portion of deferred lease credits	12,803	10,406
Other current liabilities	18,263	15,010

Total current liabilities	460,464	351,487

Deferred lease credits	65,114	60,087
Other non-current liabilities	44,594	38,523

Total non-current liabilities	109,708	98,610

Total stockholders' equity	1,417,312	1,155,552

Total Liabilities and Stockholders' Equity	$1,987,484	$1,605,649

Current Ratio	2.60	3.06

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	AMERICAN EAGLE OUTFITTERS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars and shares in thousands, except per share amounts)

	Three Months Ended

	February 3,	% of	January 28,	% of
	2007	Sales	2006	Sales

	(Unaudited)		(Unaudited)

Net sales	$973,365	100.0%	$769,070	100.0%
Cost of sales, including certain buying,
occupancy and warehousing expenses	506,890	52.1%	412,616	53.7%

Gross profit	466,475	47.9%	356,454	46.3%
Selling, general and administrative expenses	217,735	22.4%	164,202	21.3%
Depreciation and amortization	21,970	2.3%	18,996	2.5%

Operating income	226,770	23.2%	173,256	22.5%
Other income, net	16,133	1.7%	5,348	0.7%

Income before income taxes	242,903	24.9%	178,604	23.2%
Provision for income taxes	92,744	9.5%	71,468	9.3%

Income from continuing operations, net of tax	150,159	15.4%	107,136	13.9%
Income from discontinued operations, net of tax	-	0.0%	405	0.1%

Net income	$150,159	15.4%	$107,541	14.0%

Basic per common share amounts:
Income from continuing operations	$0.68		$0.48
Income from discontinued operations	-		-

Net income per basic common share	$0.68		$0.48

Diluted per common share amounts:
Income from continuing operations	$0.66		$0.47
Income from discontinued operations	-		-

Net income per diluted common share	$0.66		$0.47

Weighted average common shares
outstanding - basic	221,470		222,168
Weighted average common shares
outstanding - diluted	227,955		227,192

	Twelve Months Ended

	February 3,	% of	January 28,	% of
	2007	Sales	2006	Sales

	(Unaudited)

Net sales	$2,794,409	100.0%	$2,321,962	100.0%
Cost of sales, including certain buying,
occupancy and warehousing expenses	1,453,980	52.0%	1,244,213	53.6%

Gross profit	1,340,429	48.0%	1,077,749	46.4%
Selling, general and administrative expenses	665,606	23.8%	540,332	23.2%
Depreciation and amortization	88,033	3.2%	78,728	3.4%

Operating income	586,790	21.0%	458,689	19.8%
Other income, net	42,277	1.5%	18,278	0.8%

Income before income taxes	629,067	22.5%	476,967	20.6%
Provision for income taxes	241,708	8.6%	183,256	7.9%

Income from continuing operations, net of tax	387,359	13.9%	293,711	12.7%
Income from discontinued operations, net of tax	-	0.0%	442	0.0%

Net income	$387,359	13.9%	$294,153	12.7%

Basic per common share amounts:
Income from continuing operations	$1.74		$1.29
Income from discontinued operations	-		-

Net income per basic common share	$1.74		$1.29

Diluted per common share amounts:
Income from continuing operations	$1.70		$1.26
Income from discontinued operations	-		-

Net income per diluted common share	$1.70		$1.26

Weighted average common shares
outstanding - basic	222,662		227,406
Weighted average common shares
outstanding - diluted	228,384		233,031

Total gross square footage at end of period:	5,173,065		4,772,487

Store count at end of period:	911		869

CONTACT:
American Eagle Outfitters, Inc.
Judy Meehan, 724-776-4857

OR

Financial Media Contact
Berns Communications Group
Stacy Berns or Melissa Jaffin, 212-994-4660